Exhibit 4.4

EXECUTION COPY

Pricing Supplement dated 11 May, 2001

Koninklijke Ahold N.V.

(incorporated under the laws of The Netherlands with limited liability and having its corporate seat in Zaandam)

Issue of JPY 33,000,000,000 Floating Rate Notes due May 2031

Under the EUR 3,000,000,000

Euro Medium Term Note Program

This document constitutes the Pricing Supplement relating to the issue of the Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus. This Pricing Supplement is supplemental to and must be read in conjunction with such Prospectus.

1.	Issuer:	Koninklijke Ahold N.V.

2.	Series Number:	13

3.	Specified Currency or Currencies:	Japanese Yen “JPY”

4.	Aggregate Nominal Amount:	JPY 33,000,000,000

5.	Issue Price:	100.00 per cent.

6.	Specified Denominations:	JPY 100,000,000

7.	Issue Date:	14 May 2001

8.	Maturity Date:	15 May 2031

9.	Interest Basis:	JPY 6 month Libor

10.	Redemption/Payment Basis:	100.00 per cent.

11.	Change of Interest or Redemption/Payment Basis:	Not Applicable

12.	Put/Call Options:	Not Applicable

13.	Status of the Note:	Senior

14.	Listing:	None

15.	Method of distribution:	Non- syndicated

16.	Fixed Rate Note Provisions		Not Applicable

17.	Floating Rate Note Provisions		Applicable

	(i)	Specified Period(s) Specified Interest Payment dates:	Interest will be paid semi annually in arrears, on 15 May and 15 November in each year, from and including 15 November 2001 up to and including the Maturity Date subject to adjustment in accordance with the Following Business Day Convention. There will be a long first coupon in respect of the interest period commencing on 14 May 2001 up to but excluding 15 November 2001.

	(ii)	Business Date Conversion:	Not Applicable

	(iii)	Additional Business Centre(s):	Tokyo, TARGET and London

	(iv)	Manner in which the Rate of Interest and Interest Amount is to be determined:	ISDA Determination

	(v)	Party responsible for calculating the Rate of Interest and Interest Amount (if not Agent):	Not Applicable

	(vi)	Screen Rate Determination:	Not Applicable

	-	Reference Date:

	-	Interest Determination date(s):

	-	Relevant Screen Page:

	(vii)	ISDA Determination:

	-	Floating Rate Option:	JPY-LIBOR-BBA

	-	Designated Maturity:	6 months

	-	Reset Date:	The first day of each period

	(viii)	Margin(s):	Plus 1.50 per cent. per annum

	(ix) Minimum Rate of Interest:	Not Applicable

	(x) Maximum Rate of Interest:	Not Applicable

	(xi) Day Count Fraction:	ACTUAL/360, adjusted

	(xii) Fall back provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating Tare Notes, if different from set out in the Conditions:	Not Applicable

18.	Zero Coupon Note Provisions	Not Applicable

19.	Index-Linked Interest Note Provisions	Not Applicable

20.	Dual Currency Note Provisions	Not Applicable

21.	Issuer Call Option	Not Applicable

22.	Issuer Put Option	Not Applicable

23.	Final Redemption Amount	JPY 33,000,000,000

24.	Early Redemption Amount	Not Applicable

Early Redemption Amount(s) payable for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in the Condition 7(e)):

25.	Form of Notes:	Bearer Global Note

26.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Tokyo, TARGET and London

27.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No

28.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

29.	Details relating to Instalment Notes, including the amount of each instalment (each an ‘Instalment Amount’) and the date on which each payment is to be made (each an ‘Instalment Date’)	Not Applicable

30.	Redenomination:	Not Applicable

31.	Whether Condition 8(a) of the Notes applies (in which case Condition 7(b) of the Notes will not apply) or whether Condition 8(b) of the Notes applies:

32.	Other terms or special conditions:	Not Applicable

33.	Governing law:

DISTRIBUTION

34.	(i) If syndicated, names of Managers:	Not Applicable

	(ii) If non-syndicated, legal name of relevant Dealer:	Goldman Sachs International

	(iii) Stabilising Manager (if any)	Not Applicable

35.	Whether TEFRA D or TEFRA C rules applicable or TEFRA rules not applicable:	TEFRA D

36.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

37.	Relevant clearing and settlement system(s):	Euroclear N.V.,S.A and Clearstream

38.	Delivery:	Delivery versus payment

39.	Additional Paying Agent(s) (if any) :	Not Applicable

40.	Details of the net proceeds of the issue of the Notes (AEX listed notes only):	Not Applicable

41.	Effective Yield (AEX listed Notes only):	Not Applicable

ISIN: XS0128778460

Common Code: 12877846

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer:

By:
Duly authorised

Goldman Sachs Capital Markets, L.P. | 85 Broad Street | New York | New York 10004

11 May, 2001

Koninklijke Ahold N.V.

Albert Heijnweg 1

1507 EH Zaandam

The Netherlands

For the attention of Ruth Ubbink

Dear Sirs

With regard to swap LYEQ104010090000A00 between Goldman Sachs Capital Markets, L.P. (“GSCM”) and Koninklijke Ahold N.V. (“Counterparty”), the fixed rate payable by Counterparty of 7.065% per annum, would have been approximately 7.815% if the terms of the swap had not included the provisions regarding Credit Event Conditions. This rate reflects the rate at which Counterparty would have swapped the transaction with GSCM via a traditional cross-currency swap.

Yours faithfully

Goldman Sachs Capital Markets, L.P.